Exhibit 10.2

MasterCard International Incorporated Change in Control Severance Plan

The MasterCard International Incorporated Change in Control Severance Plan (the “Plan”) sets forth the guidelines for MasterCard International Incorporated (the “MasterCard”) and certain of its Affiliates and subsidiaries that have elected to participate in the Plan (the “Participating Employers” and collectively with MasterCard, “the Company”) with respect to change in control severance payments and benefits to certain of their employees who meet the eligibility requirements set forth in the Plan. At all times, payments under the Plan shall be made solely from the general assets of the Company.

Effective Date

The Plan is effective as of August 1, 2009.

Adoption

Affiliates and subsidiaries of MasterCard may adopt this Plan upon approval by the Severance Plan Committee. The list of the Participating Employers as of the Effective Date is attached to this Plan as Exhibit A.

Eligibility

The following employees of the Company are eligible to participate in the Plan (“Eligible Employees”):

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Employees whose terms and conditions of employment are not governed by an employment agreement with the Company and who have been selected prior to a “Change-in-Control” (as such term is defined in the “Definitions” section), in writing, by the Chief Executive Officer (“CEO”) of MasterCard or by the Human Resources and Compensation Committee, as eligible to participate in the Plan, provided that the written selection by the CEO must be made at least six (6) months preceding a Change-in-Control. Such selection shall be made in the CEO’s or the Human Resources and Compensation Committee’s sole and absolute discretion.

Qualification

a.	the Eligible Employee is terminated by the Company or by the Company’s successor without “Cause” (as such term is defined in the “Definitions” section), and such termination occurs within six (6) months preceding, or within two (2) years following, a Change in Control, or

b.	the Eligible Employee terminates his or her employment with the Company or with the Company’s successor for “Good Reason” (as such term is defined in the “Definitions” section), and such termination occurs within six (6) months preceding, or within two (2) years following, a Change-in-Control.

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The Eligible Employee’s employment may be terminated at the option of the Eligible Employee, effective ninety (90) days after the giving of written notice to the Company by such Eligible Employee of the grounds for termination for Good Reason, which grounds, as specified by the Eligible Employee, have not been cured by the Company during such ninety (90) day period; provided, however, that such Eligible Employee gave notice to the Company of the event(s) constituting Good Reason within sixty (60) days after such event(s) (or within sixty (60) days after a Change in Control, if the events giving rise to the Eligible Employee’s termination for Good Reason occurred during the six (6) month period preceding a Change in Control).

•	The Company may waive all or part of the ninety (90) day notice required to be given by the Eligible Employee hereunder by giving written notice to such Eligible Employee.

Circumstances of Ineligibility

Notwithstanding the foregoing, an Eligible Employee shall not be entitled to receive a Change-in-Control Pay (as defined below) if any of the following Circumstances of Ineligibility apply to such Eligible Employee.

a.	the Eligible Employee’s employment is terminated due to death or, at the option of the Company, upon the “Disability” (as such term is defined in the “Definitions” section) of the Eligible Employee;

b.	the Eligible Employee elects to voluntarily terminate his or her employment with the Company or a successor for any reason other than for Good Reason;

c.	the Eligible Employee’s employment with the Company or a successor is terminated for Cause, at any time preceding or following a Change-in-Control;

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The Eligible Employee’s employment may be terminated for “Cause” by the Company, upon the authority of MasterCard’s CEO, effective upon the giving of written notice by the Company to the Eligible Employee of such termination for “Cause”, or effective upon such other date as specified therein (“Notice of Termination for Cause”). The Company’s Notice of Termination For Cause shall state the date of termination and the basis for the Company’s determination that the Eligible Employee’s actions establish Cause hereunder;

d.	the failure by the Eligible Employee to give notice of termination for Good Reason (as described above); or

e.	the Eligible Employee is subject to the Company’s Mandatory Retirement policy and retires thereunder.

In no event shall a Change in Control of the Company alone, without a related termination of employment, give rise to any Change- in-Control Pay and benefits under the Plan.

Amount and Duration of Change in Control Severance Payments

If the Eligible Employee is entitled to receive a Change-in-Control Pay, and has not been rendered ineligible for receipt of such Change-in-Control Pay due to a Circumstance of Ineligibility, the Eligible Employee shall be entitled to the following payments:

a.	Accrued Payments

The Eligible Employee shall be entitled to the following payments following the Date of Termination (as such term is defined in the “Definitions” section):

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a lump sump payment (subject to any previously elected deferrals under the MasterCard Incorporated Deferral Plan), within thirty (30) days following the Date of Termination of all “Base Salary” (as such term is defined in the “Definitions” section) earned but not paid prior to the Date of Termination;

•	a lump sum payment within thirty (30) days following the Date of Termination equal to all accrued but unused vacation time up to the Date of Termination;

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a pro rata portion (based upon actually completed calendar months worked) of the annual incentive bonus payable for the year in which the Eligible Employee’s termination of employment occurs based on the actual performance of the Company for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of the Company, as contemplated in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and

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to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Eligible Employee’s Date of Termination occurs, payable in the amount and at the time such bonus would have been paid had he or she remained employed.

b.	Change-in-Control Pay

The Eligible Employee shall be entitled to receive (i) Base Salary continuation, and (ii) payment (subject to any previously elected deferrals under the MasterCard Incorporated Deferral Plan), of an amount equivalent to the average annual incentive bonus received by such Eligible Employee with respect to the prior two (2) years of the Eligible Employee’s employment by the Company (the “Average Bonus Payment”), payable on a schedule in accordance with the regular payroll practices (but in no event less frequently than monthly) and annual incentive bonus pay practices of the Company (such Base Salary continuation and Average Bonus Payment being collectively referred to herein as “Change-in-Control Pay”) for, and with respect to a twenty-four (24) month period following the Eligible Employee’s Date of Termination ( the “Change-in-Control Pay Period”).

c.	Medical Benefits Continuation

The Eligible Employee shall be entitled to payment by the Company on the Eligible Employee’s behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for a period equivalent to the eighteen (18) month COBRA period (twenty-nine (29) month period, if the Eligible Employee is disabled under the Social Security Act within the first sixty (60) days of the continuation period) or the Change-in-Control Pay Period, whichever is shorter (the “Medical Benefits”), provided, however, such coverage shall not be provided if during such period the Eligible Employee is or becomes ineligible under the provisions of COBRA for continuing coverage; and provided, further, that if the Eligible Employee is eligible for Retiree Health Coverage under the MasterCard Retiree Health Plan, the Company shall pay the full cost of such Retiree Health or COBRA coverage, as applicable, during the Change-in-Control Pay Period and thereafter, retiree contribution levels provided under the provisions of the Retiree Health Plan shall apply.

d.	Outplacement Services

The Eligible Employee shall be entitled to reasonable outplacement services, to be provided by a firm selected by the Company, at a level generally made available to executives of the Company for the shorter of the Change-in-Control Pay Period or the period he or she remains unemployed.

e.	Additional Payments

The Eligible Employee shall be entitled to such other benefits, if any, to which such Eligible Employee is expressly eligible following the termination of the Eligible Employee’s employment by the Company without Cause, by the Eligible Employee with Good Reason, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the MasterCard International Incorporated Severance Plan).

f.	Separation Agreement and Release

The Company’s obligations to make payments and provide benefits under this “Amount and Duration of Change in Control Severance Payments” section, paragraphs (b)-(d), are conditioned upon the Eligible Employee’s execution (without revocation) of the Company’s separation agreement and release of all claims related to the Eligible Employee’s employment or the termination thereof in a form satisfactory to MasterCard (the “Separation Agreement and Release”), which Separation Agreement and Release shall include a 2-year non-competition restriction and a 2-year non-solicitation restriction, as more fully described in such Separation Agreement and Release, provided that if the Eligible Employee should fail to execute such Separation Agreement and Release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to make the payments and provide the benefits contemplated under this “Amount and Duration of Change in Control Severance Payments” section, paragraphs (b)-(d).

Income Taxes

The change in control severance payments and benefits provided hereunder are subject to all applicable foreign, federal, state, and local tax withholding and generally are taxable income to the Eligible Employee.

Section 409A of the Code

Notwithstanding any other provision of the Plan, if any payment, compensation or other benefit provided to the Eligible Employee in connection with his or her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Eligible Employee is a specified employee as defined in Section 409A(a)(2)(b)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (such date, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Eligible Employee during the period between the Date of Termination and the New Payment Date shall be paid to the Eligible Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of the Plan. If the Eligible Employee dies during the period between the Date of Termination and the New Payment Date, the amounts withheld on account of Section 409A of the Code shall be paid to the Eligible Employee’s beneficiary within thirty (30) days of the Eligible Employee’s death.

Notwithstanding the preceding paragraph, Change-in-Control Pay in an amount up to two (2) times the lesser of: (i) the Eligible Employee’s Base Salary for the year preceding the year in which the Date of Termination occurs; and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs, shall be paid in accordance with the schedule set forth in the “Amount and Duration of Change in Control Severance Payments” section, paragraph (b), without regard to such six (6) month delay.

The Plan is intended to comply with the requirements of Section 409A of the Code, and, specifically, with the separation pay exemption and short term deferral exemption of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments. In no event may the Eligible Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Plan and the Separation Agreement and Release shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Eligible Employee’s lifetime (or during a shorter period of time specified in the Plan or the Separation Agreement and Release, as applicable), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Administration of Plan

The “Plan Administrator” (as such term is defined in the “Definitions” section) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have the sole and absolute discretionary authority to:

•	take all actions and make all decisions with respect to the eligibility for, and the amount of, Change in Control Pay and benefits payable under the Plan;

•	formulate, interpret and apply rules, regulations, and policies necessary to administer the Plan in accordance with its terms;

•	decide questions, including legal or factual questions, with regard to any matter related to the Plan;

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to construe and interpret the terms and provisions of the Plan and all documents which relate to the Plan and to decide any and all matters arising thereunder including the right to remedy possible ambiguities, inconsistencies or omissions; and

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except as specifically provided to the contrary in the “Claims and Appeal Procedures” section, process, and approve or deny, claims for change in control severance payments and benefits under the Plan.

All determinations made by the Plan Administrator as to any question involving their respective responsibilities, powers and duties under the Plan shall be final and binding on all parties, to the maximum extent permitted by law. All determinations by MasterCard referred to in the Plan shall be made by MasterCard in its capacity as an employer and settlor of the Plan.

Modification or Termination of Plan

MasterCard reserves the right in its sole and absolute discretion, to amend, modify, or terminate the Plan, in whole or in part, including any or all of the provisions of the Plan, for any reason, at any time, by action of the Human Resource Compensation Committee of MasterCard. Notwithstanding the foregoing, for a two year period following a Change in Control, no amendment, modification or termination of the Plan which may have a detrimental effect on the rights or benefits payable to any Eligible Employee without such Eligible Employee’s written consent.

Claims and Appeal Procedures

The Plan Administrator shall make a determination in connection with the termination of employment of any Eligible Employee as to whether a benefit under the Plan is payable to such Eligible Employee, taking into consideration any determination made by the Company as to the circumstances regarding the termination, the Company’s decision as to whether or not to pay a benefit under the “Qualification” section, paragraph (c), or the potential applicability of any Circumstances of Ineligibility, and as to the amount of payment. The Plan Administrator shall advise any Eligible Employee it determines is entitled to change in control severance payments and benefits under the Plan and the amount of such Change in Control Pay and benefits. The Plan Administrator may delegate any or all of its responsibilities under this section.

Claim Procedures

Each Eligible Employee or his or her authorized representative (each, the “Claimant”) claiming change in control severance payments and benefits under the Plan who has not been advised of such change in control severance payments and benefits by the Plan Administrator or who is not satisfied with the amount of any change in control severance payments and benefits awarded under the Plan is eligible to file a written claim with the Plan Administrator.

Within ninety (90) days after receiving the claim, the Plan Administrator will decide whether or not to approve the claim. The ninety (90)-day period may be extended by the Plan Administrator for an additional ninety (90)-day period if special circumstances require an extension of time to consider the claim. If the Plan Administrator extends the ninety (90)-day period, the Claimant will be notified in writing before the expiration of the initial 90-day period as to the length of the extension and the special circumstances that necessitate the extension.

If the claim is denied, the Plan Administrator shall set forth in writing or electronically the reasons for the denial; the relevant provisions of the Plan on which the decision is made; a description of the Plan’s claim appeal procedures; and if additional material or information is necessary to perfect the claim, an explanation of why such material or information is necessary. The notice will also include a statement regarding the procedures for the Claimant to file a request for review of the claim denial as set forth in the “Appeal Procedures” section and the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a claim denial on appeal.

Appeal Procedures

If a claim has been denied by the Plan Administrator and the Claimant wishes further consideration and review of his or her claim, he or she must file an appeal of the denial of the claim to the Plan Administrator no later than sixty (60) days after the receipt of the written notification of the Plan Administrator’s denial. In correlation with his or her appeal, the Claimant may request the opportunity to review relevant documents prior to submission of a written statement, submit documents, records and comments in writing, and receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for severance and benefits under the Plan. The review of the appeal by the Plan Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.

The Plan Administrator will notify the Claimant in writing or electronically of its decision with respect to its review of the appeal within sixty (60) days of the receipt of the request for a review of the claim. Due to special circumstances, the Plan Administrator may extend the time to reach a decision with respect to the appeal of the claim denial, in which case the Plan Administrator will notify the Claimant in writing before the expiration of the initial 60-day period as to the length of the extension and the special circumstances that necessitate such extension and render a decision as soon as possible, but not later than one hundred twenty (120) days following the receipt of the Claimant’s request for appeal.

If the appeal is denied, the Plan Administrator will set forth in writing or electronically the specific reasons for the denial and references to the relevant Plan provisions on which the determination of the denial is based. The notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Exhaustion of Remedies under the Plan

A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one (1) year of the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. A Claimant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.

Miscellaneous Provisions

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Neither the establishment of this Plan, nor any modification thereof, nor the payment of any change in control severance payments and benefits hereunder, shall be construed as giving to any Eligible Employee, or other person, any legal or equitable right against the Company or any current or former officer, director, or employee thereof, and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan.

•	The records of the Company with respect to employment history, compensation, absences, illnesses, and all other relevant matters shall be conclusive for all purposes of this Plan.

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The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not to conflict with the preceding sentence, the construction and administration of the Plan shall be in accordance with the laws of the state of New York applicable to contracts made and to be performed within the state of New York (without reference to its conflicts of law provisions).

•	Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any employee in its service or to change the employee-at-will status of any employee. All employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. An employee’s failure to qualify for or receive a change in control severance payments and benefits hereunder shall not establish any right to (i) continuation or reinstatement, or (ii) any benefits in lieu of change in control severance payments and benefits.

Definitions

Terms	Definitions
Affiliates	Any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes MasterCard and any trade or business (whether or not incorporated) which is under common control with MasterCard (within the meaning of Section 414(c) of the Code); provided that for purposes of this definition the ownership test percentage shall be 50% rather than 80%.

Base Salary	The Eligible Employee’s annual base salary in effect at the time of termination, except in the case of a termination of employment by the Eligible Employee for Good Reason based on a reduction of the Eligible Employee’s annual base salary, “Base Salary” shall mean the annual base salary in effect immediately prior to such reduction.

Change-in Control	A change in control as set forth in the MasterCard Incorporated 2006 Long-Term Incentive Plan as it may be amended from time to time (“LTIP”).

Cause

•     the willful failure by the Eligible Employee to perform his or her duties or responsibilities (other than due to Disability);

•     the Eligible Employee’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry;

•     the Eligible Employee’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;

•     the material breach by the Eligible Employee of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or

•     the breach by the Eligible Employee of the Code of Conduct, the Supplemental Code of Conduct, any material provision of the Plan, or any material provision of the following the Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporation information security, antitrust/competition law, enterprise risk management, accounting, contracts, purchasing, communications, investor relations, immigration, privacy, insider trading, financial process and reporting procedures, financial approval authority, whistleblower, anti-corruption and other similar the Company policies, whether currently in effect or adopted after the Effective Date of the Plan.

Company	MasterCard and its Affiliates and subsidiaries.

Disability

Disability shall be defined as set forth under the MasterCard Long-Term Disability Benefits Plan, as it may be amended from time to time.

Any dispute concerning whether the Eligible Employee is deemed to have suffered a Disability for purposes of the Plan shall be resolved in accordance with the dispute resolution procedures set forth in the MasterCard Long-Term Disability Benefits Plan.

Good Reason

The occurrence of any of the following without the prior written consent of the Eligible Employee:

•     the assignment to a position for which the Eligible Employee is not qualified or a materially lesser position than the position held by the Eligible Employee (although duties may differ without giving rise to a termination by the Eligible Employee for Good Reason);

•     a material reduction in the Eligible Employee’s annual Base Salary except that a 10 percent reduction, in the aggregate, over the period of the Eligible Employee’s employment shall not be treated as a material reduction; or

•     the relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Eligible Employee’s principal place of employment (unless such relocation does not increase the Eligible Employee’s commute by more than twenty (20) miles), except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations as of the date of relocation.

MasterCard	MasterCard International Incorporated.

Participating Employers	The Affiliates and subsidiaries of MasterCard that have adopted the Plan upon approval by the Severance Plan Committee.

Plan Administrator	Group Head Global Rewards of Mastercard.

Severance Plan Committee	The Severance Plan Committee serves as an advisory committee to the Plan Committee and consists of at least one member of the law, finance and human resources departments of MasterCard.

Date of Termination	The date on which the Eligible Employee incurs a termination of employment as described in the “Qualification” section or such other date on which an Eligible Employee incurs a “separation from service” determined using the default provisions set forth in Section 1.409A-1(h) of the Treasury Regulations. Pursuant to such default provisions, an Eligible Employee will be treated as no longer performing services for the Company when the level of services he or she performs for the Company decreases to a level equal to 20% or less of the average level of services performed by such Eligible Employee during the immediately preceding 36 months.

Your Rights Under ERISA

The Department of Labor has issued regulations that require the Company to provide you with a statement of your rights under ERISA with respect to this Plan. The following statement was designated by the Department of Labor to satisfy this requirement and is presented accordingly.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan and Benefits

1.	Examine, without charge, all Plan documents and copies of all documents filed by the Company with the Department of Labor. This includes annual reports and Plan descriptions. All such documents are available for review in your Human Resources Department.

2.	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may charge you a reasonable fee for the copies.

3.	Receive a summary of the Plan’s annual financial report. Once each year, the Plan Administrator will send you a Summary Annual Report of the Plan’s financial activities at no charge.

Prudent Action by Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or exercising your rights under ERISA.

Enforcing Your Rights

If your claim for change in control severance payments and benefits is denied or ignored in whole or in part, you have a right to receive a written explanation of the reason for the denial, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules. You have the right to have your claim reviewed and reconsidered. You also have the right to request a review of the denial of your claim as explained in the “Appeal Procedures” section. No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining change in control severance payments and benefits under the Plan or exercising your rights under ERISA.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for change in control severance payments and benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted the Plan’s claims and appeal procedures as described in the section “Claims and Appeal Procedures” hereof. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the Department of Labor, or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator through your Human Resources Department. They will be glad to help you. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or you may contact:

The Division of Technical Assistance and Inquiries

Employee Benefits Security Administration,

Department of Labor

200 Constitution Avenue, N.W., Room 5N625

Washington, DC 20210

1-866-444-EBSA (1-866-444-3272)

www.dol.gov/ebsa (for general information)

www.askebsa.dol.gov (for electronic inquiries)

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Administrative Facts

Topic	Description
Plan Name	MasterCard International Incorporated Change in Control Severance Plan

Plan Sponsor	MasterCard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA

Source of Contributions to Plan	Employer payments from corporate assets

Employer Identification Number	95-2536378

Plan Number	______

Plan Administrator	Group Head Global Rewards MasterCard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA 914-249-5260

Agent for Receiving Service of Legal Process	General Counsel MasterCard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA 914-249-5301

Contact Information

If you have questions about this Plan, please contact your department’s HR Business Partner. If you do not know who your HR Business Partner is, call People Services and they will provide you with this information.

People Services

Phone:	2-3800 (internal) 1-636-722-3800 (external)

Fax:	2-7911 (internal)
1-636-722-7911 (external)

E-Mail:	People_Services@MasterCard.com

EXHIBIT A

PARTICIPATING EMPLOYERS

MasterCard Incorporated

MasterCard International LLC

MasterCard Advisors LLC